EXHIBIT 99.2

THE MILLS CORPORATION
(unaudited)

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

     Except as otherwise required by the context, references in this Form 8-K to “we,” “us,” “our” and the “Company” refer to The Mills Corporation and its direct and indirect subsidiaries, including The Mills Limited Partnership, and references in this Form 8-K to the “Mills LP” refer to The Mills Limited Partnership, of which The Mills Corporation is the sole general partner. The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the “Selected Financial Data,” and our Consolidated Financial Statements and Notes thereto for the years ended December 31, 2002, 2001 and 2000. Historical results set forth in the “Selected Financial Data” and our Consolidated Financial Statements are not necessarily indicative of our future financial position and results of our operations.

     We conduct all of our business and own all of our properties through Mills LP and Mills LP’s various subsidiaries in which we own a 1% interest as the sole general partner and a 71.68% interest as a limited partner as of December 31, 2002. We are a fully integrated, self-managed real estate investment trust that engages primarily in the ownership, development, redevelopment, leasing, acquisition, expansion and management of a portfolio of 13 super-regional retail and entertainment-oriented centers, (“Mills Landmark Centers”), two regional retail and entertainment-oriented centers (“21st Century Retail and Entertainment Centers”), two community shopping centers (“Community Centers”) and 46 single tenant properties (27 of which were sold in March 2003) subject to net leases that operate as CVS pharmacies, (“Net Lease Properties”). In addition, Mills LP owns Mills Services Corp. (“MSC”), which was formed to provide development, management, leasing and financial services to entities owned by our affiliates. MSC owns 100% of Mills Enterprises, Inc., an entity that holds investments in certain retail joint ventures such as a 60% interest in FoodBrand L.L.C., the food and beverage entity that master leases, manages and operates food courts and restaurants at some of our properties and at two properties owned by third parties.

Critical Accounting Policies and Estimates

     Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments, including those related to real estate and development assets, revenue recognition in conjunction with providing development, leasing and management services and equity in earnings of unconsolidated joint ventures. A summary of our accounting policies and procedures is included in note 2 of the Consolidated Financial Statements and Notes thereto. We believe the following critical accounting policies among others affect our more significant judgment of estimates used in the preparation of our consolidated financial statements.

Real Estate and Development Assets

     Costs related to the acquisition, predevelopment, development, construction and improvement of properties are capitalized. Interest, real estate taxes, insurance and other development related costs including certain direct and indirect costs incurred during the construction period are also capitalized. Upon completion of development, all such costs are depreciated over the life of the related assets.

     Costs incurred during predevelopment are capitalized after we have identified and secured a site, determined that a project is feasible, and concluded that it is probable that the project will proceed. Mills LP has invested significant amounts of capital in several predevelopment projects. While we believe we will recover this capital through the successful development of such projects, or through other alternative opportunities and courses of action in the event that such development cannot proceed, it is possible that a significant write-off of unrecoverable amounts could occur. A material write-off could impact the financial condition of Mills LP, including its ability to comply with certain covenant tests under our various debt agreements. A material write-off could also impact our ability to obtain funding for future development projects.

THE MILLS CORPORATION
(unaudited)

     We are actively pursuing acquisition opportunities and will not be successful in all cases. Costs incurred related to these acquisition opportunities are expensed when it becomes probable that we will not be successful in the acquisition.

     Income producing properties are individually evaluated for impairment when various conditions exist that may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis) from a property is less than its historical net cost basis. Upon determination that a permanent impairment has occurred, we record an impairment charge equal to the excess of historical cost basis over fair value.

Revenue Recognition

     We, as lessor, have retained substantially all the risks and benefits of property ownership and we account for our leases as operating leases. Minimum rent from income producing properties is recognized on a straight-line basis over the terms of the respective leases. Percentage rent is recognized when tenants’ sales have reached certain levels specified in the respective leases. Recoveries from tenants for real estate taxes and other operating expenses are recognized as revenue in the period the applicable costs are incurred.

     MSC has entered into agreements with the joint ventures to provide management, leasing, development and financial services for the joint venture properties. For management services, MSC is entitled to a percentage of rental revenues received by the joint venture property. For leasing services, MSC is entitled to an agreed-upon rate monthly per square foot of space leased that is recognized upon execution of a lease. For development services, MSC is entitled to an agreed-upon fee that is deferred during the predevelopment stage of the project and subsequently recognized ratably during the development period once a development agreement is executed. For financial services, MSC receives an agreed-upon percentage of the total loan commitment that is recognized when a construction loan or permanent loan is executed by the lender. Costs incurred to provide leasing, development and financial services are capitalized when incurred and subsequently expensed as the fee is earned. Other fee income from affiliated joint ventures reflects the fees earned from providing leasing, development and financing services, net of the estimated costs incurred to provide these services.

Investment in Unconsolidated Joint Ventures

     We do not consider ourselves to be in control of joint ventures when major business decisions require the approval of at least one other general partner. Accordingly, we account for our joint ventures under the equity method.

     We calculate the equity in income or loss earned from our unconsolidated joint ventures based on our estimate of each partner’s economic ownership which is estimated based on anticipated stabilized cashflows as they would be distributed to each partner. Generally, under the terms of the respective partnership agreements, net ordinary cashflow is distributed to each partner first to pay preferences on unreturned capital balances (including cumulative unpaid preferences) and thereafter in accordance with residual sharing percentages as defined in the partnership agreement. Cashflow from capital events (including refinancing and asset sales) is allocated first to partners in an amount equal to their unreturned capital account and thereafter in accordance with residual sharing percentages.

Foreign Operations

     The U.S. dollar is the functional currency of our consolidated and unconsolidated entities operating in the United States. The functional currency for our consolidated and unconsolidated entities operating outside of the United States is the local currency of the country in which the entity is located.

THE MILLS CORPORATION
(unaudited)

     Our consolidated subsidiaries whose functional currency is not the U.S. dollar translate their financial statements into U.S. dollars. Assets and liabilities are translated at the exchange rate in effect as of the financial statement date. Income statement accounts are translated using the average exchange rate for the period. Income statement accounts that represent significant, non recurring transactions are translated at the rate in effect as of the date of the transaction. Gains and losses resulting from the translation are immaterial. We translate our share of the income of our unconsolidated entities when the functional currency is not the U.S. dollar at the average exchange rate for the period. We and our foreign entities have certain transactions denominated in currencies other than their functional currency. In these instances, nonmonetary assets and liabilities are reflected at the historical exchange rate, monetary assets and liabilities are remeasured at the exchange rate in effect at the end of the period, and income statement accounts are remeasured at the average exchange rate for the period. Gains and losses from remeasurement are included in our results of operations. Our foreign currency gain, net, totaling $11.6 million, arises primarily from the remeasurement of intercompany advances to unconsolidated joint ventures. In addition, gains or losses are recorded in the income statement when a transaction with a third party, denominated in a currency other than the functional currency, is settled and the functional currency cash flows realized are more or less than the exchange rate in effect when the transaction was initiated.

Financial Overview

     Statement of Financial Accounting Standards (“SFAS”) No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 extends the reporting requirements of discontinued operations to include components of an entity that have either been disposed of or are classified as held for sale. For the years ended December 31, 2002 and 2001, we classified certain properties sold in March 2003 as held for disposition (See Note 20, “Reclassification for Discontinued Operations and Losses on Extraordinary Debt”). The operating results of these properties have been reclassified as discontinued operations in the consolidated statements of operations for each of the three years in the periods ended December 31, 2002, 2001 and 2000, included herein.

     Effective January 1, 2003, we adopted the provisions of SFAS No. 145, which addresses the reclassification of extraordinary losses from extinguishment of debt to part of ordinary income. The Company has updated its historical financial statements reclassifying prior year extraordinary losses from extinguishment of debt and equity in extraordinary losses on debt extinguishments of unconsolidated joint ventures so they are reflected as ordinary loss on extinguishment of debt or loss in earnings of unconsolidated joint ventures, respectively.

     Fluctuations in our results of operations from period to period are partially affected by acquisitions, dispositions, new assets placed in service and other business transactions generated from our pursuit to develop new shopping centers, expand existing shopping centers, acquire regional and super-regional shopping centers and build on other retail alternatives that leverage our existing portfolio. The following is a summary of our existing portfolio, new shopping center openings, acquisitions and dispositions for the years ended December 31, 2002, 2001 and 2000.

THE MILLS CORPORATION
(unaudited)

     For the year ended December 31, 2002, the Consolidated Financial Statements and accompanying Notes reflect the consolidated financial results of four wholly owned shopping centers, The Oasis at Sawgrass and two Community Centers, the equity in earnings of eight unconsolidated joint ventures, 46 Net Lease Properties (27 of which were sold in March 2003) and the operations of MSC, which accounts for its interest in FoodBrand and certain other retail joint venture investments using the equity method. Additionally, included in the consolidated financial results are the following new shopping center openings and acquisitions:

•	In December 2002, we acquired 100% of Riverside Square, a regional shopping center located in Hackensack, New Jersey.

•	In November 2002, we opened Colorado Mills located in Denver, Colorado. Colorado Mills is an unconsolidated joint venture accounted for using the equity method.

•	In September 2002, we acquired 100% of Forest Fair Mall located in Cincinnati, Ohio. This mall is currently under redevelopment and will be renamed Cincinnati Mills upon completion of its redevelopment.

•	In June 2002, we acquired the remaining 33.3% of Opry Mills that we did not already own from our partner, Opryland Attractions, Inc. (a subsidiary of Gaylord Entertainment). The operations of Opry Mills have been reflected in equity in earnings through June 30, 2002 and were consolidated thereafter.

•	In May 2002, we acquired 50% of Simon Property Group’s (“Simon”) interest in Arizona Mills and 75% of Simon’s interests in Arundel Mills, Concord Mills, Grapevine Mills and Ontario Mills. Taubman Centers (“Taubman”) acquired the remaining 50% of Simon’s interest in Arizona Mills and Kan Am acquired the remaining 25% of Simon’s interest in the four other properties. The operations of these unconsolidated joint ventures continue to be reflected through equity in earnings at our increased ownership percentage commencing on June 1, 2002 through December 31, 2002 and our preacquisition ownership percentage during the period from January 1, 2002 through May 31, 2002.

     For the year ended December 31, 2001, the Consolidated Financial Statements and accompanying Notes reflect the consolidated financial results of four wholly owned shopping centers, one community center, the equity in earnings of eight unconsolidated joint ventures, 46 Net Lease Properties and the operations of MSC, which consolidated FoodBrand operations prior to the sale of a 40% interest to Panda Restaurant Group in October 2001. Additionally, included in the consolidated financial results for the year ended December 31, 2001 are the following new shopping center openings and acquisitions:

•	In November 2001, we opened Discover Mills located in Sugarloaf, Georgia. Discover Mills is an unconsolidated joint venture accounted for using the equity method.

•	In October 2001, Mills LP acquired Kan Am’s interest in Mills Kan Am Sawgrass Phase 3 Limited Partnership, the joint venture that owns The Oasis at Sawgrass, in exchange for 1,245,000 limited partnership units of Mills LP. As a result of this transaction, we own 100% of the Oasis at Sawgrass.

•	In October 2001, we opened Concord Mills Marketplace, a community center owned 100% by us and located adjacent to Concord Mills in Concord, North Carolina.

     For the year ended December 31, 2000, the Consolidated Financial Statements and accompanying Notes reflect the consolidated financial results of the four wholly owned shopping centers, eleven community centers, ten of which were sold in August 2000 (“Disposed Properties”), the equity in earnings of nine unconsolidated joint ventures including Opry Mills and Arundel Mills which opened in May and November 2000, respectively, 46 Net Leased Properties which were acquired in September and October 2000 and the operations of MSC.

THE MILLS CORPORATION
(unaudited)

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001.

     Minimum rent for the year ended December 31, 2002 increased $18.9 million or 18.8% as compared with the year ended December 31, 2001. The increase was primarily due to the acquisitions of Riverside Square in December 2002, Forest Fair Mall in September 2002, the outstanding joint venture interests in Opry Mills in June 2002 and the outstanding joint venture interests in The Oasis at Sawgrass in October 2001, coupled with a full year of operations of Concord Mills Marketplace which opened in October 2001.

     Percentage rent increased $0.7 million or 49.3% to $2.3 million for the year ended December 31, 2002 as compared to $1.5 million for the same period in 2001. The increase is due to the acquisitions of the outstanding joint venture interests of Opry Mills and The Oasis at Sawgrass.

     Recoveries from tenants for the year ended December 31, 2002 increased $7.1 million or 14.0% as compared with the year ended December 31, 2001. The increase was due primarily to the 2002 acquisitions of Riverside Square, Forest Fair and the outstanding joint venture interests in Opry Mills, the 2001 acquisition of the outstanding joint venture interest in The Oasis at Sawgrass and placing Concord Mills Marketplace in service in the fourth quarter of 2001, all of which contributed a combined $7.9 million to the increase. The increase was partially offset by lower recoveries from tenants associated with the Disposed Properties which were recognized in 2001 upon a final true up of this transaction.

     Other property revenue increased $0.5 million or 3.5% to $15.7 million for the year ended December 31, 2002 as compared to $15.2 million for the same period in 2001. The increase reflects the acquisitions in 2002 and a full year of operation for properties acquired in 2001 which contributed a combined $1.9 million of the increase, partially offset by lower lease buy out income and the recognition of miscellaneous revenue in 2001 associated with the Disposed Properties which contributed $1.1 million to other property revenues in 2001 that did not exist in 2002.

     Management fee income from unconsolidated joint ventures for the year ended December 31, 2002 increased $0.5 million or 4.7% as compared with the year ended December 31, 2001. The increase is due to a full year of management fees generated by the opening of Discover Mills in late 2001, an increase in occupancy at Arundel Mills and the acquisition of 75% of Simon’s management fee interest in Arundel Mills, Concord Mills and Grapevine Mills in conjunction with our acquisition of Simon’s interest in these centers. These increases are partially offset by the elimination of management fees earned from Opry Mills (from the point of acquisition forward) and The Oasis at Sawgrass as a result of acquiring the outstanding interests in these joint ventures in June 2002 and October 2001, respectively.

     Other fee income from unconsolidated joint ventures increased $0.8 million or 9.4% to $8.9 million for the year ended December 31, 2002 as compared to $8.1 million for the same period in 2001. The increase reflects the timing of development activity at Pittsburgh Mills, St. Louis Mills, Discover Mills and Colorado Mills, higher leasing activity at Colorado Mills and St. Louis Mills partially offset by lower leasing activity at Discover Mills due to the timing of these center’s grand openings. Additionally, there were higher financing fees as a result of increased financing activities in 2002 when compared to 2001.

     Recoverable from tenants for the year ended December 31, 2002 increased $9.5 million or 22.1% as compared with the year ended December 31, 2001. The increase was due primarily to the 2002 acquisitions of Riverside Square, Forest Fair Mall and the outstanding joint venture interest in Opry Mills, the 2001 acquisition of the outstanding joint venture interest in The Oasis at Sawgrass and placing Concord Mills Marketplace into service in the fourth quarter of 2001, all of which contributed a combined $7.6 million to the increase. Additionally, recoverable expenses increased at the wholly owned centers in 2002.

     Other operating expenses increased $0.6 million or 10.5% to $6.3 million for the year ended December 31, 2002 as compared to $5.7 million for the same period in 2001. The increase reflects operating expenses associated with our pushcart program as a result of opening Discover Mills in November 2001 and the acquisition of the outstanding joint venture interest in Opry Mills in June 2002. These increases were partially offset by lower bad debts throughout the portfolio.

THE MILLS CORPORATION
(unaudited)

     General and administrative expenses for the year ended December 31, 2002 increased $0.4 million or 2.2% as compared with the year ended December 31, 2001. The increase was due to higher compensation related costs associated with our restructuring of executive management in 2002, partially offset by the de-consolidation of FoodBrand’s general and administrative costs as a result of selling a 40% interest in FoodBrand to Panda Restaurant Groups in the fourth quarter of 2001.

     Depreciation and amortization for the year ended December 31, 2002 increased $11.7 million or 32% as compared with the year ended December 31, 2001. The increase primarily relates to depreciation expense associated with the 2002 acquisitions of Riverside Square, Forest Fair Mall and the outstanding joint venture interest in Opry Mills, the 2001 acquisition of the outstanding joint venture interest in the Oasis at Sawgrass and placing Concord Mills Marketplace into service in the fourth quarter 2001, all of which contributed $9.5 million to the increase. Additionally, depreciation and amortization expense increased due to placing new assets in service, partially offset by a decrease as a result of the de-consolidation of FoodBrand upon selling a 40% interest in this entity to Panda Restaurant Group in the fourth quarter of 2001.

     Equity in earnings of unconsolidated joint ventures before extraordinary items increased $18.1 million or 146.1% to $30.5 million for the year ended December 31, 2002 as compared to $12.4 million for the same period in 2001. The increase reflects our increased ownership in Arizona Mills, Arundel Mills, Concord Mills, Grapevine Mills and Ontario Mills as a result of our acquisition of a portion of Simon’s interest in these centers in May 2002. Additionally, the increase reflects lower interest expense at Concord Mills and Katy Mills due to a decrease in the LIBOR rate, an increase in minimum rents at Ontario Mills due to the addition of new anchor tenants in 2002, and higher land sale gains in 2002. A full year of operations for Discover Mills and the 2002 grand opening of Colorado Mills also contributed to the increase.

     Interest income for the year ended December 31, 2002 increased $3.4 million or 83.8% as compared with the year ended December 31, 2001. The increase was due to higher advances made to our joint ventures, interest earned on the $202.5 million raised from our equity offering in early May 2002 to fund the Simon acquisition and interest earned on tax incremental financing bonds acquired from the city of Hazelwood, Missouri in May 2001 in conjunction with the development of St. Louis Mills. These increases were partially offset by lower interest earned on idle cash balances as a result of a decrease in interest rates.

     Interest expense, net decreased $5.6 million or 10.4% to $48.2 million for the year ended December 31, 2002 as compared to $53.7 million for the same period in 2001. The decrease reflects a lower LIBOR rate in 2002 and lower interest expense on our line of credit due to a lower average loan balance resulting from our equity offerings in 2002. Additionally, the decrease reflects lower interest on our term loan due to a $5 million paydown of this debt in June 2002 and higher capitalized interest costs as a result of our increased development pipeline. These decreases were partially offset by increased interest expense incurred by Sawgrass Mills due to its refinancing in July 2001 at a higher interest rate, the February 2001 refinancing of Potomac Mills and Gurnee Mills which resulted in a higher loan balance and interest rate, a full year of interest expense associated with our Series A Convertible Preferred Stock (dividends on which are accounted for as interest expense) and the consolidation of Opry Mills and The Oasis at Sawgrass following our acquisition of the remaining joint venture interests in these ventures in June 2002 and October 2001, respectively.

     Loss on extinguishment of debt for the year ended December 31, 2002 decreased $15.4 million or 92.4% as compared to the year ended December 31, 2001. The decrease primarily reflects costs incurred to refinance the Opry Mills construction loan in September 2002 as compared to costs incurred in 2001 to refinance the Potomac Mills/Gurnee Mills mortgage loan and Sawgrass Mills mortgage loan.

     Other income (expense) for the year ended December 31, 2002 decreased $1.7 million or 71.7% to the net expense of $0.6 million as compared with net expense of $2.3 million for the same period in 2001. The decrease in expenses is due to lower abandoned project costs and a land sale gain of $2.5 million in 2002. These increases were partially offset by the de-consolidation of the FoodBrand operations as a result of selling 40% of the operations to Panda Restaurant Group in the fourth quarter of 2001.

THE MILLS CORPORATION
(unaudited)

     Foreign currency exchange gains, net was $11.6 million before minority interest for the year ended December 31, 2002, which was primarily due to the strengthening of the Euro against the U.S. dollar. Our investments and advances in our two foreign operations are denominated in the applicable local foreign currencies, which must be remeasured to our U.S. dollar currency for accounting purposes. This change resulted in a restatement of 2002 quarterly net income because we had a foreign currency exchange gain of $6.6 million before minority interest in the second quarter of 2002.

     Gain on sale of interest in FoodBrand LLC decreased $6.4 million for the year ended 2002 because we sold a 40% interest in the FoodBrand operation to Panda Restaurant Group in the fourth quarter of 2001 and there were no additional sales in 2002.

THE MILLS CORPORATION
(unaudited)

Comparison of the year ended December 31, 2001 to the year ended December 31, 2000.

     Minimum rent for the year ended December 31, 2001 decreased by approximately $1.6 million (1.6%) as compared with the year ended December 31, 2000. The decrease was primarily due to the loss of minimum rents from ten disposed properties and lower occupancy primarily due to a significant number of tenant bankruptcies in 2001. The decreases were partially offset by an increase due to higher re-leasing rates for specialty tenants as well as the modification of leases for several Sawgrass tenants that previously paid percentage rents and converted them to minimum rent paying tenants. Additionally, the decreases were partially offset by an increase which reflects higher rental rates at Potomac Mills and full year of rental revenues received from a new anchor tenant at Liberty Plaza, which opened in November 2000.

     Percentage rent for the year ended December 31, 2001 decreased by $1.4 million (47.5%) as compared with the year ended December 31, 2000 due to modifications of certain leases at Sawgrass Mills, whereby percentage rent paying tenants were converted to minimum rent paying tenants, a loss of percentage rents from the ten Disposed Properties and due to a decrease in specialty tenant reported sales which were significantly impacted in the South Florida market after the tragic events of September 11, 2001.

     Recoveries from tenants for the year ended December 31, 2001 decreased by $1.0 million (2.0%) as compared with the year ended December 31, 2000. The decrease was due primarily to a decrease in recoveries from tenants associated with the Disposed Properties for which there is an offsetting reduction in recovery expense (see below). In addition, this decrease was partially offset by higher tax recoveries at Sawgrass Mills due to an increase in property tax expense as a result of a property tax reassessment.

     Other property revenues, which includes rent from temporary tenants, termination income, and income from our Mainstreet pushcart program for the year ended December 31, 2001, increased by $4.9 million (47.5%) as compared with the year ended December 31, 2000. The increase was due primarily to a more aggressive termination policy for underperforming tenants, the current year recovery of accounts receivable totaling $1.6 million that were previously written off, increased kiosk rentals and increased rental of in-line temporary space as a result of lower occupancy.

     Management fee income from unconsolidated joint ventures for the year ended December 31, 2001 increased by $2.0 million (23.6%) as compared with the year ended December 31, 2000 due primarily to a full year of management fees received in 2001 from Opry Mills and Arundel Mills which opened to the public in May and November 2000, respectively, and from the opening of Discover Mills in November 2001.

     Other fee income from unconsolidated joint ventures for the year ended December 31, 2001 decreased by $0.5 million (6.3%) as compared with the year ended December 31, 2000. The decrease was due primarily to the timing of development and leasing activity at Arundel Mills, Discover Mills, Colorado Mills and Madrid Xanadú.

     Recoverable from tenants for the year ended December 31, 2001 decreased by approximately $1.3 million (2.9%) as compared with the year ended December 31, 2000 due primarily to the reduction of expenses associated with the Disposed Properties, partially offset by higher real estate taxes at Sawgrass Mills as a result of a property tax reassessment.

     Other operating expenses for the year ended December 31, 2001 increased $0.3 million (6.0%) as compared with the year ended December 31, 2000, due primarily to an increase in allowance for bad debts as a result of increased tenant bankruptcies in 2001.

     General and administrative expenses for the year ended December 31, 2001 increased by $1.7 million (10.6%) as compared with the year ended December 31, 2000. The increase was due to increased employee bonuses and increased costs associated with expanded operations as a result of the openings of Discover Mills, Arundel Mills and Opry Mills which opened to the public in November 2001, November 2000 and May 2000, respectively, and costs incurred by us in conjunction with the departure of our Chief Operating Officer.

THE MILLS CORPORATION
(unaudited)

     Depreciation and amortization expense for the year ended December 31, 2001 decreased $1.1 million (2.9%) as compared with the year ended December 31, 2000. The decrease was due to the lower overall depreciation and amortization expense in 2001 as compared with the depreciation and amortization expense incurred for the Disposed Properties in 2000, partially offset by additional assets placed in service in 2001 and late 2000.

     Equity in earnings of unconsolidated joint ventures for the year ended December 31, 2001 decreased $3.8 million (23.6%) as compared with the year ended December 31, 2000. The decrease reflects lower termination income received from a tenant in 2000 at four joint venture properties of which our share totaled $2.4 million, lower land sale gains, increased bad debts due to an increase in tenant bankruptcies, increased depreciation and amortization from placing assets into service and higher interest expense at Grapevine Mills and Ontario Mills due to obtaining financing in late 2000 for expansion of these centers. The decrease was partially offset by lower interest expense at Concord Mills and Katy Mills due to a decrease in the LIBOR rate in 2001 and an increase in net income from Discover Mills, Arundel Mills and Opry Mills as a result of a full year of operations for Arundel Mills and Opry Mills and the November 2001 opening of Discover Mills. For further discussion, see our discussion and analysis of the joint venture operations without regard to our pro rata share in the joint ventures.

     Interest income for the year ended December 31, 2001 decreased by $0.8 million (16.8%) as compared with the year ended December 31, 2000. The decrease was due to the repayment of advances made by us in late 2000 to joint ventures that own the Discover Mills and Opry Mills’s partnerships. Additionally, interest income earned from advances to the Meadowlands Mills joint venture was higher in 2000 due to recognizing previously deferred interest income as a result of certain events that made collectibility of interest probable in 2000, including certain actions taken by the U.S. Army Corps of Engineers with respect to the required fill permit for the Empire Tract associated with the Meadowlands project. The decrease was partially offset by increased interest income associated with tax incremental financing bonds acquired from the City of Hazelwood, Missouri in conjunction with the development of St. Louis Mills. The aggregate face amount of the bonds is approximately $7.8 million.

     Interest expense, net for the year ended December 31, 2001 decreased $2.0 million (3.6%) as compared with the year ended December 31, 2000. The decrease was due to interest rate savings on our variable rate debt as a result of the decline in the LIBOR rate in 2001 and the reduction of our revolving loan balance as a result of the issuance of Series A Preferred Stock in April and May of 2001 and the issuance of 4,025,000 shares of common stock in August 2001. The decrease was partially offset by interest expense incurred on the Series A Preferred Stock that was issued during the second quarter of 2001, higher interest expense from the refinancing of the Potomac Mills and Gurnee Mills debt due to an increase in leverage and the interest rate and an increase in the interest rate on the Sawgrass Mills debt as a result of its refinancing.

     Loss on extinguishment of debt for the year ended December 31, 2001 increased by $13.5 million as compared with the year ended December 31, 2000. In 2001, we incurred losses on debt extinguishments totaling $16.6 million related to the refinancing of mortgages on Potomac Mills, Gurnee Mills and Sawgrass Mills. In 2000, we incurred a loss on debt extinguishment totaling $3.1 million related to the refinancing of Sawgrass Mills.

     Other income (expense) for the year ended December 31, 2001 increased by $1.9 million (45.2%) as compared with the year ended December 31, 2000 due primarily to a $0.5 million increase in operating income from our FoodBrand operations and a decrease in abandoned project costs of $2.5 million, compared with the prior year, partially offset by a reduction in land sale gains of $1.1 million.

     Income before minority interest for the year ended December 31, 2001 decreased by $23.1 million (39.9%) as compared to the year ended December 31, 2000. The decrease was due primarily to gains recognized in 2001 when compared to the gain recognized upon the sale of the Disposed Properties in 2000, partially offset by the 2001 gain from a sale of interest in FoodBrand. Also contributing to the decrease was the loss on extinguishment of debt due to refinancing the mortgages on Potomac Mills, Gurnee Mills and Sawgrass Mills.

THE MILLS CORPORATION
(unaudited)

Unconsolidated Joint Ventures

     We conduct our business through Mills LP, wholly owned subsidiaries and affiliates. Our consolidated financial statements include accounts of the Company and all subsidiaries that we control. We do not consider ourselves to be in control of an entity when major business decisions require the approval of at least one other general partner. Accordingly, we account for our investments in joint ventures under the equity method. Because a significant number of the Mills shopping centers are operated by joint ventures, we have expanded Management’s Discussion and Analysis of Financial Condition and Results of Operations to discuss the results of operations of the unconsolidated joint ventures without regard to our pro rata share of these operations. The table below provides the income statement of the unconsolidated joint ventures for the years ended December 31, 2002, 2001 and 2000 and is followed by a management’s discussion of the unconsolidated joint venture results of operations:

	Years Ended December 31,

	2002	2001	2000

REVENUES:
Minimum rent	$181,775	$176,215	$145,513
Percentage rent	3,176	4,343	4,261
Recoveries from tenants	71,983	71,359	56,870
Other property revenue	21,867	20,252	23,358

Total operating revenues	278,801	272,169	230,002

EXPENSES:
Recoverable from tenants	65,324	63,453	52,714
Other operating	16,386	19,379	15,897
Depreciation and amortization	94,737	92,506	72,192

Total operating expenses	176,447	175,338	140,803

	102,354	96,831	89,199
OTHER INCOME (EXPENSE):
Interest income	3,073	4,047	9,519
Interest expense, net	(82,536)	(90,219)	(77,587)
Loss on extinguishment of debt	(35)	(527)	(943)
Other income (expense)	22,324	14,590	11,787

NET INCOME	$45,180	$24,722	$31,975

MILLS LP’S EQUITY IN EARNINGS OF UNCONSOLIDATED JOINT VENTURES	$30,509	$12,398	$16,224

THE MILLS CORPORATION
(unaudited)

The following is a summary of joint venture acquisitions and new joint venture shopping centers placed into operation for the years ended December 31, 2002, 2001 and 2000.

     In May 2002, we, through Mills LP, completed our acquisition of 50% of Simon’s interest in Arizona Mills and 75% of Simon’s interests in Arundel Mills, Concord Mills, Grapevine Mills and Ontario Mills. Taubman acquired the remaining 50% of Simon’s interest in Arizona Mills, and Kan Am acquired the remaining 25% of Simon’s interest in the other four properties. The total consideration paid by us for the interests in those properties was approximately $124.5 million in cash. The cash portion of the purchase price was funded by our equity offering of 7.5 million shares of common stock which closed in May 2002. For additional discussion on the common stock offering, see Equity Transactions.

     In June 2002, we acquired the interest in Opry Mills that we did not already own from our partner, Opryland Attractions, Inc. (a subsidiary of Gaylord Entertainment). With this acquisition, we now own 100% of Opry Mills. The total consideration paid by us was approximately $30.9 million in cash. The cash portion of the purchase price for Opry Mills transaction was funded by our equity offering of 7.5 million shares of common stock which closed in May 2002. For additional discussion on the common stock offering, see Equity Transactions.

     In November 2002, we opened Colorado Mills located in Denver, Colorado. Colorado Mills is a 1.1 million square foot super-regional retail and entertainment center. Our partners in this joint venture are Kan Am and Stevinson Colorado Mills Holding.

     In October 2001, we acquired the remaining interest in The Oasis at Sawgrass that we did not previously own from Kan Am.

     In October 2001, we sold a 40% interest in our FoodBrand operations to Panda Restaurant Group resulting in a gain of $6.4 million. Prior to the sale, the FoodBrand operations were consolidated and subsequent to the sale, FoodBrand’s operations are accounted for using the equity method as we no longer control FoodBrand operations.

     In November 2001, we opened Discover Mills located in Sugarloaf, Georgia. Discover Mills is a 1.1 million square foot super-regional, retail and entertainment center. Our partner in Discover Mills is Kan Am.

     In May 2000, we opened Opry Mills located in Nashville, Tennessee. Opry Mills is a 1.1 million square foot super-regional retail and entertainment center. Our partner at the time of opening was Opryland Attractions, Inc. which we bought out in June 2002.

     In November 2000, we opened Arundel Mills in Anne Arundel County, Maryland. Arundel Mills is a 1.3 million square food super-regional retail and entertainment center. Our partners at the time of opening were Kan Am and Simon. In May 2002, we acquired 75% of Simon interest in Arundel Mills and Kan Am acquired the remaining 25% interest.

THE MILLS CORPORATION
(unaudited)

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001 for the unconsolidated joint ventures without regard to our pro rata share of these operations.

     Minimum rent for the year ended December 31, 2002 increased $5.6 million or 3.2% as compared with the year ended December 31, 2001. The increase is a direct result of a full year of operations for Discover Mills which opened in November 2001, lease rollovers, new tenants at Ontario Mills and higher occupancy at Arundel Mills. These four factors contributed $22.6 million in minimum rent when compared to the previous year. Partially offsetting these increases was a loss of minimum rent at the joint venture level from The Oasis at Sawgrass and Opry Mills totaling $17.1 million, combined, resulting from the consolidation of these centers’ operations following our acquisition of these assets during the fourth quarter of 2001 and second quarter of 2002, respectively.

     Percentage rent decreased $1.2 million or 26.9% to $3.2 million for the year ended December 31, 2002 as compared to $4.3 million for the same period in 2001. The decrease is due primarily to the consolidation of The Oasis at Sawgrass and Opry Mills following their acquisition in the fourth quarter of 2001 and second quarter of 2002, respectively.

     Recoveries from tenants for the year ended December 31, 2002 increased $0.6 million or 0.9% as compared with the year ended December 31, 2001. The increase primarily reflects a full year of operations for Discover Mills which opened in November 2001, partially offset by the consolidation of The Oasis at Sawgrass and Opry Mills following our acquisition of the portion of these joint ventures that we did not previously own in 2001 and 2002, respectively.

     Other property revenue increased $1.6 million or 8.0% to $21.9 million for the year ended December 31, 2002 as compared to $20.3 million for the same period in 2001. The increase primarily reflects higher pushcart income at Ontario Mills and Katy Mills due to an increase in pushcart occupancy, higher income from temporary tenants and higher lease buy-out income. Also contributing to the increase was a full year of operations for Discover Mills which opened in November 2001, and the acquisition of the remaining interest in Opry Mills and The Oasis at Sawgrass in 2002 and 2001, respectively, which contributed $0.2 million to the increase on a combined basis.

     Recoverable from tenants for the year ended December 31, 2002 increased $1.9 million or 2.9% as compared with the year ended December 31, 2001. The increase reflects a full year results from opening Discover Mills in November 2001 and increased property taxes at Arundel Mills, Grapevine Mills and Ontario Mills, and an increase in costs for terrorism insurance. These increases were partially offset by the reduction in recoverable expenses as a result of consolidating Opry Mills and The Oasis at Sawgrass following our acquisition of the remaining interest in these entities in 2002 and 2001, respectively.

     Other operating expenses decreased $3.0 million or 15.4% to $16.4 million for the year ended December 31, 2002 as compared to $19.4 million for the same period in 2001. The decrease reflects the reduction of expense as a result of consolidating Opry Mills and The Oasis at Sawgrass and lower bad debts throughout the portfolio. These increases were partially offset by increased expenses at Discover Mills and Colorado Mills due to their grand opening in November 2001 and 2002, respectively.

     Depreciation and amortization for the year ended December 31, 2002 increased $2.2 million or 2.4% as compared with the year ended December 31, 2001. The increase is due to additional depreciation and amortization as a result of placing Colorado Mills in service in November 2002, Discover Mills in service in November 2001 and an increase in capital expenditures at Arundel Mills in conjunction with increased leasing. Additionally, the joint venture depreciation and amortization increased as a result of de-consolidating FoodBrand following the sale of a 40% interest to the Panda Restaurant Group. These increases were partially offset by lower depreciation expense at Ontario Mills as fixed assets have been fully amortized in addition to the reduction in depreciation and amortization as a result of consolidating Opry Mills and The Oasis at Sawgrass following our acquisition of the remaining interest in these assets in 2002 and 2001, respectively.

THE MILLS CORPORATION
(unaudited)

     Interest income decreased $1.0 million or 24.1% to $3.1 million for the year ended December 31, 2002 as compared to $4.0 million for the same period on 2001. The decrease reflects the loss of interest income from The Oasis at Sawgrass and Opry Mills as a result of consolidating these entities following our acquisition of the remaining interest in these assets in 2001 and 2002, respectively. Additionally, interest income was lower throughout the portfolio due to a decrease in interest rates, partially offset by higher interest income at Discover Mills resulting from a full year of operations due to its opening in November 2001.

     Interest expense, net decreased $7.7 million or 8.5% to $82.5 million for the year ended December 31, 2002 as compared to $90.2 million for the same period in 2001. A reduction in the LIBOR rate resulted in lower interest expense at Concord Mills and Katy Mills totaling $7.2 million and the consolidation of Opry Mills and The Oasis at Sawgrass following our acquisition of the remaining interests in these entities in 2002 and 2001, respectively, contributed $11.0 million of the increase. Offsetting these decreases is higher interest expense at Arundel Mills due to an increased debt balance and a full year of interest expense for Discover Mills as a result of opening this center in November 2001.

     Loss on extinguishment of debt decreased $0.5 million for the year ended December 31, 2002 when compared to the year ended December 31, 2001. The decrease reflects extraordinary costs to refinance the Katy Mills loan in 2002 which were less than the costs incurred in 2001 to refinance The Block at Orange.

     Other income (expense) increased $7.7 million or 53.0% to $22.3 million for the year ended December 31, 2002 as compared to $14.6 million for the same period in 2001. The increase reflects higher tax incremental financing income at Concord Mills and higher gains from the sale of land primarily at Colorado Mills, Discover Mills and Arundel Mills.

THE MILLS CORPORATION
(unaudited)

Comparison of the year ended December 31, 2001 to the year ended December 31, 2000 for the unconsolidated joint ventures without regard to our pro rata share of these operations.

     Minimum rent for the year ended December 31, 2001 increased $30.7 million (21.1%) as compared with the year ended December 31, 2000. The increase is due primarily to the opening of Discover Mills in November 2001, and the opening of Arundel Mills and Opry Mills in November and May 2000, respectively.

     Percentage rent for the year ended December 31, 2001 increased $0.1 million (1.9%) as compared with the year ended December 31, 2000. The increase results from a full year of operations of Arundel Mills and Opry Mills which opened in 2000, offset by lower percentage rents at some of the other joint venture properties due to a decline in sales as a result of the tragic events of September 11, 2001.

     Recoveries from tenants for the year ended December 31, 2001 increased $14.5 million (25.5%) as compared with the year ended December 31, 2000. The increase was due primarily to the openings of Arundel Mills and Opry Mills in 2000 and Discover Mills in 2001 which openings contributed $11.7 million of the increase in recovery revenue over 2000. Excluding the positive impact from new properties, the increase relates primarily to an increase in our recovery rates and recoverable expenses at several joint venture properties.

     Other property revenues for the year ended December 31, 2001 decreased $3.1 million (13.3%) as compared with the year ended December 31, 2000. The decrease relates to the recognition of lease termination income of $7.6 million from one tenant at four joint venture properties in 2000. Excluding the significant amount of termination income received from that tenant, other property revenues increased $4.5 million due to a full year of operations for Arundel Mills and Opry Mills and the 2001 opening of Discover Mills. The three new properties contributed $3.0 million of the increase. Additionally, termination income at existing centers due to a more aggressive policy for underperforming tenants and an increase in rental income from temporary tenants due to lower occupancy contributed to the increase.

     Recoverable from tenants for the year ended December 31, 2001 increased $10.7 million (20.4%) as compared with the year ended December 31, 2000, due primarily to the opening of Discover Mills in 2001 and the opening of Arundel Mills and Opry Mills in November and May 2000, respectively, which contributed $9.6 million of the increase.

     Other operating expenses for the year ended December 31, 2001 increased $3.5 million (21.9%) as compared with the year ended December 31, 2000, due primarily to a full year of operations for Arundel Mills and Opry Mills and the 2001 opening of Discover Mills which contributed $2.9 million of the increase. Additionally, bad debts and related legal costs increased due to an increase in tenant bankruptcies in 2001.

     Interest income for the year ended December 31, 2001 decreased $5.5 million (57.5%) as compared with the year ended December 31, 2000 due primarily to the collection of note receivable balances at several properties.

     Interest expense for the year ended December 31, 2001 increased $12.6 million (16.3%) as compared with the year ended December 31, 2000. The increase in interest expense is due primarily to placing Arundel Mills and Opry Mills into service in late 2000, contributing $11.9 million of the increase. Additionally, interest expense was higher at Ontario Mills and Grapevine Mills due to the fourth quarter 2000 financing of expansions at these centers. These increases were partially offset by lower interest rates on variable rate debt as a result of a decline in the LIBOR rate in 2001.

THE MILLS CORPORATION
(unaudited)

Cash Flows

     Net cash provided by operating activities increased $3.0 million (3.3%) to $93.4 million for the year ended December 31, 2002 as compared with $90.4 million for the year ended December 31, 2001. This increase resulted from increased operational income and improved collections of accounts receivable, partially offset by the timing of repayments of accrued expenses.

     Net cash flow used in investing activities increased $303.4 million (207.3%) to $449.8 million for the year ended December 31, 2002 as compared with $146.4 million for the year ended December 31, 2001. The increase is due to increased development expenditures and contributions to unconsolidated joint ventures for the development of Colorado Mills, Madrid Xanadú and St. Louis Mills, in addition to increased predevelopment expenditures for Vaughan Mills, Meadowlands Xanadu, San Francisco Piers and various other projects in the predevelopment stage. Cash used in investing activities also increased due to the acquisitions, including the acquisition of the remaining interest in Opry Mills that we did not already own ($30.9 million), the acquisition of 50% of Simon’s joint venture interest in Arizona Mills and 75% of Simon’s joint venture interest in Arundel Mills, Concord Mills, Grapevine Mills and Ontario Mills ($124.5 million), the acquisition of Forest Fair Mall in Cincinnati, Ohio ($10.5 million), the acquisition of Riverside Square in Hackensack, New Jersey ($21.5 million) and a deposit of $20.0 million for the acquisition of five properties owned by Cadillac Fairview Corporation Limited and various affiliated entities (“Cadillac Fairview”). These increases were partially offset by increased distributions received from unconsolidated joint ventures due to increased operating cash flows.

     Net cash flow provided by financing activities increased $371.3 million (676.3%) to $426.2 million for the year ended December 31, 2002 as compared to $54.9 million for the year ended December 31, 2001. The increase is due to secondary public offerings of common stock in February 2002, May 2002 and December 2002, which raised net proceeds of $364.4 million as compared with the August 2001 common stock offering which raised $90.8 million. Additionally, during 2002, we issued Series B and Series C Cumulative Preferred Stock which raised net proceeds of $185.6 million as compared to the Series A Cumulative Convertible Preferred Stock issued in 2001 which raised net proceeds of $69.3 million. Also contributing to the increase in financing activities was the refinancing of the debt on Opry Mills, reduced refinancing costs and a decrease in restricted cash, partially offset by repayments of our corporate revolving loan and higher dividends as a result of our equity offerings.

THE MILLS CORPORATION
(unaudited)

Funds From Operations

     FFO, as defined by NAREIT, means income (loss) before minority interest (determined in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus real estate related depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures. Our FFO has been modified from the NAREIT’s definition of FFO to exclude all foreign currency exchange gains/losses. This exclusion of foreign currency exchange gains/losses is consistent with the objective of presenting our FFO on a comparable basis with prior periods. In addition, we believe that such exclusion enables us to present our FFO on a comparable basis with other REITs that do not have foreign operations that would result in foreign currency exchange gains/losses. Even with this adjustment, our method of calculating FFO may be different from methods used by other REITs and accordingly, may not be comparable to such other REITs.

     FFO is presented to assist investors in analyzing our performance and to provide an indication of our ability to fund capital expenditures, distribution requirements and other cash needs. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including the ability to make distributions, and (iii) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. The SEC requires registrants to identify the most comparable GAAP measure when using a non-GAAP measure. Net income is considered to be the most comparable GAAP measure to FFO.

     FFO for the year ended December 31, 2002 increased by $60.5 million (57.8%) to $165.2 million as compared with $104.7 million for the year ended December 31, 2001. FFO amounts (denoted in thousands) were calculated in accordance with NAREIT’s definition of FFO, excluding foreign currency exchange gains, and are reconciled to income before minority interest as follows:

	Years Ended December 31,

	2002	2001	2000

Funds from operations calculation:
Income before minority interest	$90,362	$34,710	$57,761
Adjustments:
Add: Depreciation and amortization of real estate assets	44,926	33,387	34,742
Add: Depreciation and amortization from discontinued operations	1,145	1,145	286
Add: Real estate depreciation and amortization of unconsolidated joint ventures	42,930	35,479	27,366
Less: Gain on disposition of community centers	—	—	(18,370)
Less: Foreign currency exchange gains, net	(11,582)	—	—

Funds from operations	167,781	104,721	101,785
Less: Series B and Series C Preferred Stock dividends	(2,555)	—	—

Funds from operations available to common stockholders	$165,226	$104,721	$101,785

THE MILLS CORPORATION
(unaudited)

Liquidity and Capital Resources

     During the years ended December 31, 2002 and 2001, we completed a number of capital transactions that significantly improved our balance sheet and overall liquidity. These transactions included new construction loans, several debt refinancings and preferred and common stock issuances. For the year ended December 31, 2002, we raised $933.3 million in incremental capital, and for the year ended December 31, 2001, we raised $410.3 million in incremental capital. Other balance sheet improvements, which include our share of joint venture operations and debt and items included in discontinued operations, real estate held for disposition, net and liabilities on real estate held for disposition are detailed below:

	Years Ended December 31,

	2002	2001	2000

Interest coverage ratio	3.51	2.53	2.47
Total debt to market capitalization ratio	49.5%	55.0%	69.5%
Total debt plus preferred stock to market capitalization ratio	56.2%	57.6%	69.5%
Weighted average maturity (in years)	5.9	5.8	4.0
Weighted average interest rate	6.5%	6.8%	8.1%
Fixed rate debt percentage	82.8%	83.4%	55.6%

     Interest expense coverage ratio is calculated as earnings of Mills LP, before interest expense, taxes, depreciation, amortization and certain other non-cash extraordinary items (including gains or losses on sales of real estate assets and net foreign currency exchange gains) and our proportionate share from unconsolidated joint ventures, to interest expense.

     As of December 31, 2002, our balance of cash and cash equivalents was $79.2 million, excluding restricted cash totaling $28.6 million which is used to pay operating and capital expenditures of operating properties that serve as collateral for secured loan facilities, and excluding our proportionate share of cash held in unconsolidated joint ventures. The large cash and cash equivalent balance reflects excess proceeds from our December 2002 common and preferred stock offerings, a portion of which was utilized in January 2003 to acquire five shopping centers from Cadillac Fairview. In addition to our cash reserves as of December 31, 2002, we had $175.0 million available under our revolving loan.

Debt Transactions

     The following provides greater detail of the debt and equity transactions discussed above.

     As of December 31, 2002, our consolidated debt including liabilities on real estate held for disposition was approximately $1.3 billion and our pro-rata share of unconsolidated joint venture debt was approximately $0.7 billion. Of the approximately $2.0 billion of combined debt (our consolidated debt and our share of gross unconsolidated joint venture debt), approximately $1.7 billion was fixed rate debt and $0.3 billion was variable rate debt. Scheduled principal payments of our combined debt through December 31, 2007 are approximately $1.0 billion with approximately $1.0 billion due thereafter. Additionally, we have guaranteed $403.9 million of total gross debt of which $283.9 million relates to joint venture debt. We and our joint venture partners expect to refinance or repay these obligations with cash generated from operations, external borrowings (including refinancing of existing loans) or from equity issuances.

     As of December 31, 2002, the weighted average life of our indebtedness, including our share of funded construction and operating debt of the unconsolidated joint ventures, was 5.92 years with a 6.46% weighted average interest rate.

     Pursuant to the revolving loan, we are subject to certain performance measurements and restrictive covenants. We were in compliance with these covenants at December 31, 2002.

     In December 2002, we acquired Riverside Square for approximately $86.5 million, excluding closing costs of $1.1 million, for a purchase price totaling approximately $21.5 million in cash and a newly acquired mortgage loan totaling approximately $65.0 million. The cash component of the acquisition was financed with borrowings under our existing revolving loan. The new mortgage loan bears interest at a fixed rate of 5.77% and matures in January 2013.

THE MILLS CORPORATION
(unaudited)

Debt Transactions — continued

     In December 2002, the Katy Mills joint venture obtained a $148 million permanent mortgage loan to refinance its existing construction loan. The loan bears interest at LIBOR through March 8, 2003 and at a fixed rate of 6.69% thereafter, until the mortgage loan matures in January 2013.

     In November 2002, the Concord Mills joint venture obtained a $181 million permanent mortgage loan to refinance its existing construction loan. The loan bears interest at a fixed rate of 6.13% through its maturity in December 2012.

     In September 2002, we refinanced our outstanding construction loan secured by Mills LP’s interest in Opry Mills for $175.0 million. The loan bears interest at LIBOR plus 1.2% through the initial maturity date in October 2005 and we intend to exercise our option to extend the maturity date for two one-year terms. We entered into a deferred start swap agreement to effectively fix the variable interest rate at 4.14% on a notional amount of $175.0 million. The swap will terminate in October 2007.

     In September 2002, we acquired Forest Fair Mall for approximately $68.8 million, net of closing costs, for a purchase price totaling $10.5 million and the assumption of a construction loan totaling $58.3 million. The cash component of the acquisition was financed by borrowings under our existing revolving loan. The construction loan bears interest at LIBOR plus 2.0% and matures in December 2006. Approximately $57.0 million of the construction loan balance was fixed at 4.42% due to a swap obtained in December 2002 which will mature in December 2004.

     In May 2002, we refinanced and increased our unsecured revolving loan from $75.0 million to $175 million. The unsecured revolving loan is used to fund acquisitions and redevelopment activities and serves as a revolving capital facility. As of December 31, 2002, there were no amounts drawn on the unsecured revolving loan. Funds are available subject to compliance with certain performance measures and restrictive covenants. The unsecured revolving loan bears interest at a variable rate ranging from 175 basis points to 275 basis points over LIBOR based on certain leverage hurdles. As of December 31, 2002, the unsecured revolving loan bore interest at LIBOR plus 2.75% and will mature in May 2005.

     Additionally in May 2002, we refinanced our term loan which is secured by Mills LP’s equity interest in Franklin Mills. The term loan was permanently reduced from $45 million to $40 million and requires two mandatory repayments of $5 million due in June 2003 and June 2004 and matures in May 2005. The interest rate payable on the term loan is LIBOR plus 2.25%.

     In March 2002, the Colorado Mills joint venture entered into a construction loan commitment of approximately $160 million. Amounts drawn under this commitment are guaranteed by us as amounts are drawn. The loan proceeds are being used to finance the construction and lease-up of Colorado Mills. The loan bears interest at LIBOR plus 2.25% and matures in March 2005, subject to two one-year extension periods exercisable by us, provided no event of default exists at the time of the extension and we pay a non-refundable extension fee of 30 basis points of the outstanding balance or commitment for each extension. In conjunction with this loan, the Colorado Mills joint venture also obtained a $10.0 million letter of credit from the lender. As of December 31, 2002, the Colorado Mills joint venture had drawn $118.3 million under the construction loan commitment and no amounts had been drawn against the letter of credit.

     In July 2001, we and our joint venture partner Kan Am refinanced the debt on Sawgrass Mills and The Oasis at Sawgrass with loans in the amount of $337 million. The mortgage loan in the amount of $300 million and the mezzanine loan in the amount of $37 million are secured by Sawgrass Mills and The Oasis at Sawgrass, Mills LP’s ownership interest in the two properties and an assignment of leases and rents. The net proceeds were used to repay prior loans totaling approximately $332.5 million. The new loans are 30-year amortizing loans with the $300 million mortgage loan bearing interest at 7.18% and the $37.0 million mezzanine loan bearing interest at LIBOR plus 4.5% which has effectively been fixed at 7.34% through June 2003 as a result of entering into an interest rate swap agreement. The loans have an anticipated balloon repayment in July 2006.

THE MILLS CORPORATION
(unaudited)

Debt Transactions — continued

     In May 2001, The Block at Orange joint venture refinanced its $135.0 million mortgage loan. The refinancing is evidenced by two promissory notes, a permanent loan in the amount of $108 million and a mezzanine loan in the amount of $27 million. The proceeds from the loans were used to repay the prior loan of $131.5 million plus loan finance costs. The permanent loan is secured by the land and improvements at The Block at Orange while the mezzanine loan is guaranteed by us. In conjunction with this transaction, The Block at Orange joint venture entered into an interest rate swap which effectively fixed the interest rate at 8.0% through May 2006. In addition, The Block at Orange joint venture incurred a $0.4 million extraordinary loss on debt extinguishment.

     In April 2001, the Discover Mills joint venture entered into a construction loan commitment for approximately $182.2 million. The loan matures on April 16, 2004 and has a one-year extension option. The loan bears interest at LIBOR plus 2.25% and is guaranteed by us. In November 2001, the joint venture entered into an interest rate swap agreement which effectively fixed the interest rate at 5.16% on a notional amount of $126.7 million through June 2003.

     In February 2001, we refinanced Potomac Mills and Gurnee Mills with a new non-recourse mortgage loan of $355 million. The loan bears interest at 7.46% over a 30-year amortization period with an anticipated balloon repayment in March 2011. We used the proceeds to repay a prior loan totaling approximately $271 million plus a repayment penalty of approximately $13.4 million. We used the remaining proceeds to pay down the unsecured revolving loan and to fund our development equity requirements.

Equity Transactions

     Currently, we have an effective shelf registration statement on Form S-3 on file with the Securities and Exchange Commission. Pursuant to this registration statement, as of March 27, 2003, we may issue up to an aggregate of approximately $758.2 million of any combination of common stock and/or common stock warrants, preferred stock, or preferred stock represented by depository shares.

     In December 2002, we sold an aggregate of 4,000,000 shares of common stock at an initial offering price of $29.00 per share. The net proceeds of the offering, which totaled approximately $114.9 million, after discounts and expenses, were initially used to reduce our outstanding indebtedness under the unsecured revolving loan which was $96.0 million at the date of the sale. The remaining proceeds were invested in short-term securities and used as working capital until January 2003 when we used the remainder to acquire five shopping center properties from Cadillac Fairview.

     In October and December 2002, we sold a total of 7,700,000 shares of 9% Series B and C Cumulative Redeemable Preferred Stock (4,300,000 Series B and 3,400,000 Series C), with a par value of $0.01 share for $25.00 per share in underwritten public offerings. The proceeds from both offerings totaled approximately $185.6 million, after deducting underwriting discounts. We contributed the proceeds to Mills LP in exchange for preferred units. The preferred units have economic terms substantially identical to the Series B and Series C Preferred Stock. The net proceeds from the Series B Preferred Stock were used to repay the amounts outstanding under our unsecured revolving loan, which totaled $99.0 million in October 2002 with the balance used as working capital. The net proceeds from the Series C Preferred Stock were used to fund our acquisition of the Cadillac portfolio in January 2003. The dividends on the preferred stock are payable quarterly, beginning in November 2002 for Series B and February 2003 for Series C, at an annual rate of 9% of the liquidation preference of $25.00 share (equivalent to $2.25 per share). We cannot redeem the Series B Preferred Stock before October 9, 2007 or the Series C Preferred Stock before December 17, 2007, except to preserve our status as a REIT. On or after October 9, 2007 or December 17, 2007 (for the Series B and C, respectively,) the preferred stock can be redeemed at $25.00 per share. Holders of the stock have limited voting rights.

THE MILLS CORPORATION
(unaudited)

Equity Transactions — continued

     On May 6, 2002, we sold 7,500,000 shares of common stock in a public offering at an initial price of $27.25 per share. The net proceeds from the offering totaled approximately $202.5 million, after deducting underwriting discounts and expenses. On May 31, 2002, we used approximately $124.5 million of the net proceeds to purchase a portion of Simon’s interest in Ontario Mills, Grapevine Mills, Arizona Mills, Concord Mills and Arundel Mills. On June 28, 2002, we used approximately $30.9 million of the net proceeds to acquire the interest in Opry Mills that we did not already own. The remaining net proceeds of approximately $47.1 million, after discounts and expenses, were initially used to reduce our outstanding indebtedness under the unsecured revolving loan and as working capital.

     In February 2002, we sold 1,818,179 shares of common stock in two concurrent offerings at an initial price of $27.50 per share. The net proceeds totaling approximately $47.0 million, after deducting underwriting discounts and expenses, were used to reduce the outstanding indebtedness under our revolving loan.

     In August 2001, we sold 4,025,000 shares of common stock in a public offering at an initial price of $24.00 per share. The net proceeds, totaling approximately $90.8 million, after deducting underwriting discounts and expenses, were used to reduce the outstanding indebtedness under our revolving loan and to fund our development pipeline.

     During April and May 2001, we sold shares of Series A Preferred Stock totaling $75.0 million in a private placement. We contributed the proceeds from the issuances of the Series A Preferred Stock to Mills LP in exchange for preferred units. The preferred units are subject to the same terms and conditions as the Series A Preferred Stock. The net proceeds, which totaled $69.3 million after discounts and expenses, were used to pay down our unsecured revolving loan and to fund our development equity requirements. Due to the redemption features of the Series A Preferred Stock, we have accounted for the dividends on the Series A Preferred Stock as interest expense. For a discussion of the Series A Preferred Stock, see Note 13 to our Consolidated Financial Statements.

     In connection with the issuance of the Series A Preferred Stock, we granted the holder a warrant to purchase our common stock at $25.00 per share. The number of common shares issuable upon exercise of the warrant is based on the number of shares of Series A Preferred Stock, if any, that we repurchase, if we elect, on exercise of our call right between May 1, 2002 and November 10, 2003.

Strategic Relationships

     In May 2002, we entered into an agreement with Kan Am pursuant to which Kan Am committed during 2002 to contribute up to $50.0 million for investment in qualifying development projects. Pursuant to this commitment, Kan Am entered into joint venture agreements with us to develop St. Louis Mills and Pittsburgh Mills.

     In May 2002, we also granted a waiver of the “ownership limit” established in our certificate of incorporation to Kan Am and its affiliates, subject to limitations established in our certificate of incorporation to preserve our REIT status. This waiver will also apply to the initial transferees of Kan Am and its affiliates, subject to continued compliance by Kan Am with its contribution obligations for development projects as described above, to Kan Am’s compliance with certain first refusal rights in our favor, and to compliance by Kan Am and its affiliates and such transferees with the applicable restrictions relating to preservation of our REIT status.

Future Capital Requirements

     We anticipate that our operating expenses, interest expense on outstanding indebtedness, recurring capital expenditures and distributions to stockholders in accordance with REIT requirements will be provided by cash generated from operations, and potential ancillary land sales. We anticipate that future development and non-recurring capital expenditures will be funded from future borrowings and possible sales of common and/or preferred equity.

     We will need equity and debt capital to fund our development projects going forward. Access to capital is dependent upon many factors outside of our control. We believe that we will have the capital and access to additional capital resources sufficient to expand and develop our business and to complete the projects currently under development. If the necessary capital cannot be obtained, our immediate and long-term development plans could be curtailed.

THE MILLS CORPORATION
(unaudited)

Distributions

     We have paid and intend to continue to pay regular quarterly distributions to our stockholders. Distributions are payable at the discretion of our board of directors and depend on a number of factors, including net cash provided by operating activities, our financial condition, capital commitments, debt repayment schedules and other factors that our board of directors deems relevant.

Acquisitions

     Acquisition of Riverside Square: In December 2002, we acquired Riverside Square, an approximately 637,000 square foot conventional retail property located in Hackensack, New Jersey, six miles west of New York City, from Riverside 062 Partners, L.P. an unrelated third party in an arms length transaction. The total aggregate consideration of approximately $86.5 million, excluding closing costs of $1.1 million, was comprised of $21.5 million in cash and newly acquired mortgage financing totaling approximately $65.0 million. The cash component of the acquisition was financed with borrowings under our existing unsecured revolving loan and the newly acquired mortgage financing. The interest rate on the mortgage financing is fixed at 5.77% and the loan matures in January 2013.

     Acquisition of Forest Fair Mall: In September 2002, we acquired the Forest Fair Mall in Cincinnati, Ohio along with all rights, title and interest thereto, from Gator Forest Partners, Ltd. (“Gator”), an unrelated third party. The property contains approximately 1.5 million gross leasable square feet of retail property. The net purchase price of $68.8 million consisted of the assumption of a $58.3 million construction loan and $10.5 million of cash funded from our unsecured revolving loan. The construction loan matures in December 2006 and bears interest at LIBOR plus 2.0%. We will renovate/redevelop the mall and re-open it under the name of Cincinnati Mills in fall 2003 and expect that the current anchor store tenants will remain open during the renovations.

     Acquisition of Cadillac Properties: In January 2003, we completed the acquisition of five shopping center properties from Cadillac. The five properties containing approximately 4.6 million square feet of gross leasable area (including approximately 2.5 million square feet owned by certain anchor tenants) were purchased for $532.0 million, excluding closing costs. The properties are located in Ft. Lauderdale, FL; Dover, DE; White Plains, NY; Jackson, MS; and New Orleans, LA. In addition to the five properties, we acquired approximately 110 acres of developable land adjacent to the properties which was purchased for $7.9 million. The total aggregate purchase price for the five properties and the developable land adjacent to the properties was negotiated in an arms length transaction and was approximately $539.9 million, excluding closing costs of approximately $7.9 million, consisting of $157.9 million in cash, $320.0 million in new mortgage financing and $62.0 million of assumed debt.

     The purchase agreement also provides for our acquisition of Cadillac’s interests in two joint ventures, each of which owns a property located in Atlanta, GA. In addition to customary closing conditions, our obligation to purchase Cadillac’s interests in the two joint venture properties is subject to the discretion of Cadillac as to what percentage of interests, if any, to sell to us and to the other joint venture partners’ rights of first refusal and consent rights. Depending on what interests in the joint venture properties, if any, we ultimately purchase, the total cash purchase price for the joint venture interests could range up to approximately $62.5 million. In the event the conditions for purchase of interests in one or both of the joint venture properties are met, we expect the acquisition of the joint venture interests to occur in 2003.

THE MILLS CORPORATION
(unaudited)

Development, Remerchandising, and Expansion Efforts

     We currently have three projects under construction, which we expect will have an aggregate of approximately 4.0 million square feet of GLA upon completion. Estimated total development cost for these three projects is approximately $585 million. The estimated development costs will be funded through construction loans and joint venture partners’ and our equity contribution. The following is a discussion about projects under construction in addition to a discussion about our other predevelopment, development, remerchandising and expansion efforts. As of December 31, 2002, projects under construction include: Madrid Xanadú (Spain), St. Louis Mills and Cincinnati Mills. Other projects in the predevelopment stage include Vaughan Mills, Meadowlands Xanadu, Pittsburgh Mills and San Francisco Piers 27-31.

     Madrid Xanadú—Madrid, Spain: The Madrid Xanadú project is being constructed on an 85-acre site located in the Municipality of Arroyomolinos, within the Communidad of Madrid. The project is expected to contain 1 million square feet of GLA. This new full-price retail property will have as its entertainment centerpiece the Snow Dome, a 17-story indoor ski and snowboarding slope, and will contain El Corte Inglés, the largest retailer in Spain, which will occupy 350,000 square feet of department store space. Madrid Xanadú will also feature over 200 specialty retailers, including Sweden’s Hennes and Mauritz (H&M), Italy’s Benetton and Spain’s Zara. We are scheduled to open the property in May 2003.

     The project is being developed pursuant to two joint ventures between us and Parecelatoria De Gonzalo Chacón S.A. (“PGC”). One joint venture will develop, own and operate the retail component of the property and the other joint venture will develop, lease and operate the Snow Dome. We own two-thirds of the retail joint venture and one-third of the Snow Dome joint venture. PGC contributed the land to the retail joint venture. We are obligated to contribute to the retail joint venture any capital, in excess of construction loan proceeds, required to complete the construction of the retail component of the project. As of December 31, 2002, excluding capitalized interest and overhead, we had invested $141.3 million (€ 135.1 million Euro “€”). We closed a construction loan in December 2002, with a maximum loan amount of $172.6 million (€ 165 million). There are various conditions precedent to loan funding including finalization of various business arrangements and partner matters, registration of certain documents that are required before a mortgage can be granted and finalization of the ground lease relating to the El Corte Inglés store. We expect that the loan will fund during the second quarter of 2003, although there can be no assurance that this will occur. If the loan does not fund in a timely manner and we do not obtain alternative financing, our liquidity and our development activity could be adversely impacted. We expect our final equity in the joint venture to be $70.9 million (€ 67.8 million).

     Under the existing joint venture agreements, the retail joint venture is obligated to provide $20.19 million (€19.3 million) to the Snow Dome joint venture in the form of a repayable tenant allowance loan. Additional equity beyond the tenant allowance loan is required to complete the project. We and PGC have agreed to contribute $5.0 million (€ 4.8 million), of which $3.3 million (€3.2 million) is to be funded by us and $1.7 million (€1.6 million) of which is to be funded by PGC. Furthermore, after such contributions have been made, PGC is obligated to contribute additional funds, up to a maximum of $4.4 million (€4.2 million). If additional funds are required to complete the Snow Dome project after all of the foregoing contributions have been made, the parties have agreed to fund such additional equity requirements on a fifty/fifty basis, provided that total funding for the Snow Dome does not exceed $43.9 million (€42 million). While we do not believe that development of the Snow Dome will require total funding in excess of $43.9 million (€42 million), in the event additional funds are required, either one or both of the partners may elect to make additional capital contributions or loans to the joint venture.

     We are also party to an agreement with PGC that has certain put/call provisions relating to PGC’s interest after the construction period ends, that include, among other things, the right of PGC to require us to purchase its interest in the joint ventures for a price of $36.6 million (€35 million), which price may be adjusted upward depending on the stabilized financial performance of the project.

THE MILLS CORPORATION
(unaudited)

Development, Remerchandising, and Expansion Efforts- continued

     St. Louis Mills—St. Louis, Missouri: In July 2001, we acquired a 200-acre site in Hazelwood, Missouri, for development of St. Louis Mills. The site is located approximately 16 miles from St. Louis. St. Louis Mills is scheduled to open in fall 2003. We have signed leases with Off 5th-Saks Fifth Avenue, Off Broadway Shoes, Bed Bath & Beyond, Marshalls and Regal Cinemas, among others, for the project.

     The project is being developed by St. Louis Mills Limited Partnership, a joint venture between us and Kan Am. We anticipate that our final equity requirements will be approximately $31.5 million. As of December 31, 2002, we had invested $31.7 million, excluding capitalized interest and overhead, and Kan Am had invested $31.5 million in the project. We anticipate closing a construction loan for the project in the second quarter of 2003.

     Under the terms of the joint venture agreement between us and Kan Am, each of us will receive on a pro rata basis a cumulative construction period preference and a priority return during operations equal to 11% per annum on our qualifying equity. Any residual cash flow after preference payments will be distributed 75% to us and 25% to Kan Am. Proceeds from a major capital event, such as the sale of the property or the receipt of proceeds arising from condemnation of the property, will be distributed to the partners on a pro rata basis after the return of all capital contributions and the payment of any accrued but unpaid preferences. Commencing with the grand opening of the project, we will be entitled to receive an annual asset management fee that will be cumulative and will be payable solely out of Kan Am’s share of pro rata distributions of cash flow or sales proceeds.

     We will guarantee Kan Am’s portion of construction debt and Kan Am’s construction period preference until qualified permanent financing is secured for the project, except that the amount of preference guaranteed by us will be reduced to 9% following the substantial completion and opening of the project.

     If the construction loan for the project has not been closed on or before June 30, 2004, Kan Am will have the right to require the joint venture to redeem Kan Am’s interest in the joint venture in exchange for the sum of Kan Am’s total equity investment plus any unpaid construction period preference payments. This redemption obligation is guaranteed by us. We expect to close a construction loan in the second quarter of 2003 but no assurance can be given that a construction loan will be closed by the required date.

     The construction of this project was previously the subject of a lawsuit filed by the Missouri Coalition for the Environment against the U.S. Army Corps of Engineers challenging a fill permit that the Corps had previously granted to the former property owner. Because of our interest in the lawsuit, we intervened in the suit. In March 2003, the parties settled the lawsuit, with the Missouri Coalition agreeing to drop its opposition to the project.

     Cincinnati Mills—Cincinnati, Ohio: We purchased the Forest Fair Mall in Cincinnati, Ohio in September 2002 and are currently renovating the mall. We anticipate completing the redevelopment in fall 2003 and will rename the mall Cincinnati Mills upon completion. The anchor stores will remain open during the renovation. Elder Beerman has given notice that it will close its department store in this property when its lease expires in May 2003. We will redemise and re-lease this two level space to a combination of anchor and specialty tenants.

THE MILLS CORPORATION
(unaudited)

Projects Under Development

     In addition to the three projects currently under construction, we are also actively pursuing the development of other projects. These projects are in various levels of the due diligence stage during which we determine site/demographic viability, negotiate tenant commitments and work through third-party approval processes. Consistent with past practice, we will not begin construction on these projects until we have completed our due diligence and have obtained significant pre-leasing commitments. While we currently believe that these projects will ultimately be completed, we cannot assure you that they will actually be constructed or that they will have any particular level of operational success or ultimate value. The following is a brief description of our current development projects:

     Vaughan Mills—Toronto, Canada: In February 1998, we secured a site in Vaughan, Ontario for the development of Vaughan Mills, the first Mills Landmark Center to be developed in Canada. The 180-acre site is located in the City of Vaughan, which is approximately 20 miles north of downtown Toronto, Canada. The project will be developed jointly by us and Ivanhoe Cambridge. We anticipate opening the center in 2004.

     Each of Ivanhoe Cambridge and we will own an undivided 50% interest in Vaughan Mills as tenants in common. Pursuant to our co-ownership agreement with Ivanhoe Cambridge, each of us will receive our proportionate share of all revenues received from the project and will be responsible for the payment of our proportionate share of all expenses associated with the project. At any time following the fourth anniversary of the opening of Vaughan Mills, Ivanhoe Cambridge and we each can exercise a buy-sell provision. Pursuant to the buy-sell provision, the offering party can require that the other party either purchase for cash the entire interest of the offering party in the project, or sell to the offering party the interest of such other party. Ivanhoe Cambridge and we are sharing responsibilities for the development and leasing of the project. We will be responsible for property management. Other decisions require the approval of both Ivanhoe Cambridge and us. Disputes over decisions generally are subject to arbitration, but certain specified major decisions, such as the financing, sale or redevelopment of the project, the budget for the construction of the project, and the initial decision to proceed with construction of the project, are not subject to arbitration.

     Meadowlands Xanadu—East Rutherford, New Jersey: In October 2002, we submitted a proposal, which was subsequently supplemented, to the New Jersey Sports & Exposition Authority to redevelop the Continental Arena site in East Rutherford, New Jersey. Our Meadowlands Xanadu proposal was selected on February 12, 2003 by the New Jersey Sports & Exposition Authority, providing the Xanadu team with the exclusive right to negotiate a developer’s agreement. We are teamed with Mack-Cali Realty Corporation, a leading owner and manager of class A office properties located primarily in the Northeast United States, and the New York Giants football organization on this project.

     Upon completion, Meadowlands Xanadu will be a 4.76 million square foot family entertainment and recreation complex that will include five themed zones: sports and recreation, kid’s activities and fashion, and an office and hotel component. The Meadowlands Xanadu proposal features the Snow Dome, America’s first year-round indoor Alpine ski resort with real snow and chair lifts. In addition to the Snow Dome, Meadowlands Xanadu will feature a baseball park to house the Bergen Cliff Hawks minor league baseball team and the Bergen River Dogs professional lacrosse team. Additional active and spectator activities include an ESPN XGames Skatepark (extreme wheel sports), an indoor surfing wave, a grand movie palace, a small format live entertainment venue and a Wildlife Museum. Xanadu will also include the Meadowlands Area YMCA, with multi-purpose areas, spaces dedicated to basketball and gymnastics, an aquatic center, locker rooms and a child care facility. Other entertainment and recreation features are expected to include The House of Blues, UnderWater World aquarium, Wannado, where children can role-play adult professions such as news reporter, television producer, airline pilot or dozens of other jobs in an entertaining and educational environment, and a PBS Kids Pavilion. The office and hotel space will total 2.2 million square feet, consisting of four 14-story, 440,000 square-foot office buildings and a 520-room hotel with conference and exhibition facilities.

THE MILLS CORPORATION
(unaudited)

Projects Under Development — continued

     We expect that Meadowlands Xanadu will be developed by a joint venture between an affiliate of Mack-Cali Realty Corporation and Meadowlands Mills Limited Partnership. We are in the process of negotiating the joint venture agreement and our equity requirement has not yet been determined. Meadowlands Mills Limited Partnership, the entity that submitted the bid to redevelop the Continental Arena site, is a joint venture solely owned by us and Kan Am. Empire, Ltd., the current owner of land adjacent to the Continental Arena site, and Benjamen Lazare have the right under certain circumstances to be admitted as limited partners to Meadowlands Mills Limited Partnership. As of December 31, 2002, we had invested $105.3 million in Meadowlands Mills Limited Partnership. Of the amount we had invested as of December 31, 2002, $48.3 million is an advance to Meadowlands Mills Limited Partnership. Kan Am’s invested capital in Meadowlands Mills Limited Partnership was $24.0 million as of December 31, 2002. The Meadowlands Mills Limited Partnership agreement provides for Kan Am’s right to require Meadowlands Mills Limited Partnership to redeem its interest in the joint venture if a construction loan is not obtained by June 30, 2004.

     Pursuant to the Meadowlands Mills Limited Partnership agreement, we and Kan Am each will receive a cumulative construction period preference and a priority return during operations equal to 9% per annum. Prior to securing qualified permanent financing, our construction period preference will be subordinated to Kan Am’s construction period preference. Additionally, payment of our construction period preference will be made only from proceeds of the construction loan and only if the terms of the construction loan documentation so permit. We currently guarantee Kan Am’s preference. Beginning on the “Project Commencement Date,” which is the date on which certain material contingencies have been satisfied, we will guarantee the return of Kan Am’s capital contribution upon exercise of its redemption right, which may occur prior to securing the construction loan. We will guarantee Kan Am’s portion of the construction debt when a construction loan is obtained. Our guarantee of Kan Am’s preference and Kan Am’s portion of the construction debt will continue until qualified permanent financing is secured for the project. As of December 31, 2002, Kan Am’s unpaid preference was $0.54 million.

     At specified times following the tenth anniversary of the project’s opening, either we or Kan Am can exercise a buy-sell provision. Pursuant to the buy-sell provision, we can require Kan Am to sell to us for cash or limited partnership units of Mills LP, at Kan Am’s election, Kan Am’s entire interest in the partnership. Also, pursuant to the buy-sell provision, Kan Am can require us to acquire for cash or limited partnership units of Mills LP, at our election, Kan Am’s entire interest in the partnership.

     On March 27, 2003, Hartz Mountain Industries, Inc. filed a lawsuit in the Superior Court of New Jersey, Law Division, for Bergen County, seeking to enjoin the New Jersey Sports & Exposition Authority from entering into a contract with Mack-Cali Realty Corporation and us for the redevelopment of the Continental Arena site. We believe that our proposal fully complied with applicable laws and the request for proposals, and we plan to vigorously enforce our rights concerning this project. We do not currently believe that this lawsuit will have any material affect on our ability to develop the project.

     In conjunction with the formation of Meadowlands Mills Limited Partnership, we acquired a mortgage interest in a 587-acre tract of land commonly known as the “Empire Tract” which is adjacent to the Continental Airlines site. We originally planned to develop a mixed-use development to be known as “Meadowlands Mills” on the Empire Tract. Meadowlands Mills would consist of 2.0 million square feet of GLA, plus office and hotel space. The project would be developed on an entitled site of 90.5 acres, plus roads and retention facilities. Assuming the completion of a successful development agreement with the New Jersey Sports & Exposition Authority, we will convey the Empire Tract to the State of New Jersey. If we are not successful in concluding a development agreement, we will continue our efforts to develop Meadowlands Mills.

THE MILLS CORPORATION
(unaudited)

Projects Under Development — continued

     Pittsburgh Mills—Pittsburgh, Pennsylvania: In December 2002, Mills-Kan Am Pittsburgh Limited Partnership (“Mills-Kan Am Pittsburgh”) and A.V. Associates Limited Partnership (“AV Associates”) entered into a partnership agreement for the development of Pittsburgh Mills, which will be located on approximately 313 acres of land in Frazer Township, Pennsylvania.

     AV Associates is obligated to contribute a portion of the land on which the mall will be situated and the rights to acquire the remaining land that will be used for the mall, as its initial capital contribution. The agreed value of these contributions is valued initially at approximately $13.11 million, which value may be reduced under certain circumstances. Mills-Kan Am Pittsburgh Limited Partnership, which holds a 75% equity interest in Pittsburgh Mills Limited Partnership, is obligated to fund three times AV Associates’ initial capital contribution. Each partner will have the option, but not the obligation, to fund any additional capital necessary for the development of the project. In addition to each party’s initial capital contribution, each of the parties has agreed to pay certain liabilities that accrued prior to the formation of Pittsburgh Mills Limited Partnership. AV Associates will receive a construction period preference equal to 5.5% and a priority return during operations equal to 11% per annum on its qualifying initial capital contribution and 14% per annum on its qualifying additional capital contributions. Mills-Kan Am Pittsburgh Limited Partnership will receive a cumulative construction period preference equal to 11%, a priority return during operations equal to 11% per annum on its qualifying initial capital contributions and 14% per annum on its qualifying additional capital contributions. Any residual cash flow after preference payments will be distributed 75% to Mills-Kan Am Pittsburgh and 25% to AV Associates and repayment of additional capital contributions.

     Commencing on the fifth anniversary of the opening of Pittsburgh Mills, we have the right to require AV Associates to sell its interest in Pittsburgh Mills Limited Partnership to us, and AV Associates has the right to require us to buy its interest in Pittsburgh Mills Limited Partnership. In addition, commencing one year after the opening and terminating three years after the opening, AV Associates may elect to convert a certain portion of its partnership interest in Pittsburgh Mills Limited Partnership to cash or limited partnership units of Mills LP, at our election.

     If, after the opening of Pittsburgh Mills and prior to the exercise of the AV Associates’ conversion right described above, a dispute arises regarding a “Major Decision,” as defined in the partnership agreement, either Mills-Kan Am Pittsburgh or AV Associates can exercise a buy-sell right. Pursuant to the buy-sell provision, the partner receiving a buy/sell notice can elect to either purchase the other partner’s interest in the project or sell its interest in the project to the other party.

     Mills-Kan Am Pittsburgh Limited Partnership, through which we will operate our interest in the Pittsburgh Mills project, is a joint venture between us and Kan Am. Each of us is required to fund 50% of Mills-Kan Am Pittsburgh initial capital contribution of $39.3 million. We anticipate that the total capital to be contributed by Mills-Kan Am Pittsburgh to Pittsburgh Mills Limited Partnership will be $47.2 million. As of December 31, 2002, we had contributed $2.3 million. Kan Am had not contributed any capital as of December 31, 2002.

     Under the terms of the joint venture agreement between us and Kan Am, each of us will receive on a pro rata basis a cumulative construction period preference and a priority return during operations equal to 11% per annum on its qualifying equity. Any residual cash flow after preference payments will be distributed 75% to us and 25% to Kan Am. Proceeds from a major capital event, such as the sale of the property or the receipt of proceeds arising from condemnation of the property, will be distributed to the partners on a pro rata basis after the return of all capital contributions and the payment of any accrued but unpaid preferences. Commencing with the grand opening of the project, we will be entitled to receive an annual asset management fee that will be cumulative and will be payable solely out of Kan Am’s share of pro rata distributions of cash flow or sales proceeds.

THE MILLS CORPORATION
(unaudited)

Projects Under Development — continued

     We will guarantee Kan Am’s portion of construction debt and Kan Am’s construction period preference until qualified permanent financing is secured for the project, except that the amount of preference guaranteed by us will be reduced to 9% following the substantial completion and opening of the project.

     Kan Am will have the right to require the joint venture to redeem Kan Am’s interest in the joint venture if specified conditions have not been met by a “redemption date,” in exchange for the sum of Kan Am’s total equity investment plus any unpaid construction period preference payments. The “redemption date” is June 30, 2004 or twelve months following the date that Kan Am has fully contributed its required equity to the joint venture. This redemption obligation is guaranteed by us. The specified conditions include the closing and initial funding of the construction loan, and the receipt of proceeds from public financings. We expect these conditions to be satisfied in the spring of 2004, but no assurance can be given that such conditions will be satisfied by that date.

     San Francisco Piers 27-31—San Francisco, California: In April 2001, the San Francisco Port Commission awarded us the exclusive right to negotiate for a long-term lease on Piers 27-31 on the San Francisco waterfront, to develop a full-price mixed-use retail, office, entertainment and recreation project. These negotiations have begun and are ongoing.

     Block 37—Chicago, Illinois: In June 2002, we were selected by the City of Chicago to negotiate the development of Block 37 (108 N. State Street), a key city block opposite the Marshall Fields department store in downtown Chicago, as a mixed-use project including retail, residential and hotel uses. These negotiations are ongoing.

Projects Under Review

     In addition to the projects discussed above, we are also conducting due diligence on several other proposed sites for future projects, including sites in Cleveland, Ohio; Woodbridge, Virginia; Boston, Massachusetts; Tampa, Florida; and San Francisco, California. We are also reviewing other potential development opportunities internationally. For example, in Spain, we are exploring follow-on opportunities beyond Madrid Xanadú for sites in and around Seville, Bilbao, Valencia and Barcelona. In addition, in Italy, our efforts are concentrated on several well-located sites in Milan, suburban Florence and Rome.

THE MILLS CORPORATION
(unaudited)

Additional Factors

     Seasonality. The regional shopping center industry is seasonal in nature, with mall tenant sales peaking in the fourth quarter due to the holiday season. As a result, a substantial portion of percentage rent is not paid until the fourth quarter. Furthermore, most new lease-up occurs towards the later part of the year in anticipation of the holiday season and most vacancies occur toward the beginning of the year. In addition, the majority of temporary tenants take occupancy in the fourth quarter. Accordingly, cash flow and occupancy levels are generally lowest in the first quarter and highest in the fourth quarter. This seasonality also impacts the quarter-by-quarter results of net operating income and funds from operations, although this impact is largely mitigated by recognizing minimum rent on a straight-line basis over the term of related leases in accordance with GAAP.

     Environmental Matters. We believe that our properties are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances. We are not aware of any environmental condition that we believe would have a material adverse effect on our financial condition or results of operations (before consideration of any potential insurance coverage). Nevertheless, it is possible that there are material environmental liabilities of which we are unaware. Moreover, no assurances can be given that (a) future laws, ordinances or regulations will not impose any material environmental liability or (b) the current environmental condition of our properties have not been or will not be affected by tenants and occupants of our properties, by the condition of properties in the vicinity of our properties or by third parties unrelated to us.

     Limited quantities of asbestos-containing materials are present in certain of our properties. The asbestos-containing materials found are generally non-friable (meaning that the asbestos-containing materials are not easily crumbled and thus are less likely to release asbestos fibers into the air), in good condition and are unlikely to be disturbed. With certain exceptions, these asbestos-containing materials will be removed by us in the ordinary course of renovation or reconstruction. Prior to removal, these asbestos-containing materials will be monitored and maintained by us in accordance with procedures established by the Environmental Protection Agency, the Occupational Safety and Health Administration and other applicable governmental authorities.

     Insurance. Management believes that all of our properties are adequately covered by insurance.

THE MILLS CORPORATION
(unaudited)

Off Balance Sheet Commitments

     As of December 31, 2002, our off-balance sheet commitments were as follows (dollars in thousands):

•	At December 31, 2002, we had unused capacity under our revolving loan totaling $175,000 which will be used to fund acquisitions, development and as a working capital facility.

•	Letters of credit totaling $396 have been provided to certain utility companies and The Ministry of Finance of the Province of Ontario, Canada as security for certain performance criteria.

•	We generally guarantee our share of any construction loan and our joint venture partners’ (Kan Am and Stevinson) share of the construction loan until permanent financing is obtained. The amount guaranteed at December 31, 2002 was $284 million which is reduced as certain performance criteria are met.

•	The Meadowlands Mills joint venture has guaranteed the return of Kan Am’s capital contribution to the Meadowlands Mills joint venture totaling $24,540, including accrued construction period preference, if a construction loan is not obtained by June 30, 2004. Beginning on the “Project Commencement Date”, which is a date on which certain material contingencies have been satisfied, we will guarantee the return of Kan Am’s capital contribution upon Kan Am’s exercise of its redemption right, which may occur prior to securing the construction loan.

•	We have guaranteed the return of Kan Am’s capital contribution to the St. Louis Mills joint venture totaling $32,306 as of December 31, 2002, including accrued construction period preference, if a construction loan is not obtained by June 30, 2004.

•	We generally guarantee a 9% preferred return on Kan Am’s equity balance in unconsolidated joint ventures until permanent financing has been obtained.

•	During April and May 2001, we sold 750,000 shares of Series A Preferred Stock totaling $75,000 in a private placement. The Series A Preferred Stock is convertible into our common stock at a strike price of $25.00 per share. The Series A Preferred Stock is callable by us after the first year at a specified premium and has no sinking fund requirements. The Series A Preferred Stock is also subject to redemption at the option of the holders of Series A Preferred Stock upon the occurrence of specified events, at a specified premium, determined in accordance with the timing of the event triggering such redemption right. The holder of the Series A Preferred Stock has the right to require us to redeem all of a portion of the Series A Preferred Stock for cash if (1) we cease to qualify as a REIT, (2) there is a change in control, as defined in the securities purchase agreement, (3) a material event of noncompliance occurs, as defined in the securities purchase agreement, or (4) shares of the Series A Preferred Stock remain issued and outstanding after April 30, 2006. The repurchase price will vary based on the event giving rise to the put right of the holder of the Series A Preferred Stock and the time of occurrence.

•	We guarantee a $10,000 letter of credit of which the obligor is Colorado Mills Limited Partnership. The letter of credit was issued in March 2002 to secure a bond issuance by Denver West Metropolitan District. As of December 31, 2002, there was no amount drawn on the letter of credit.

•	As of December 31, 2002, we have received construction loan commitments for the Madrid Xanadú development project totaling $201,859 million (€193 million). Amounts drawn on this construction loan will be fully guaranteed by us until a permanent loan is obtained.

THE MILLS CORPORATION
(unaudited)

Quantitative and Qualitative Disclosures About Market Risk

Financial Instruments: Derivatives and Hedging

     In the normal course of business, we and our joint ventures are exposed to the effect of interest rate changes and foreign currency exchange rates that could affect our results of operations and financial condition or cash flow. We and the joint ventures limit these risks by following established risk management policies and procedures, including the use of a variety of derivative financial instruments to manage or hedge interest rate risk. We and the joint ventures do not enter into derivative instruments for speculative purposes. We and the joint ventures require that the hedging derivative instruments be effective in reducing interest rate risk exposure. This effectiveness is essential for qualifying for hedge accounting. Changes in the hedging instrument’s fair value related to the effective portion of the risk being hedged are included in accumulated other comprehensive income (loss). In those cases, hedge effectiveness criteria also require that it be probable that the underlying transaction occurs.

     Hedges that meet these hedging criteria are formally designated as cash flow hedges at the inception of the derivative contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, the change in the fair value of the derivative instrument is marked to market with the change included in net income in each period until the derivative instrument matures. Additionally, any derivative instrument used for risk management that becomes ineffective is marked to market.

     To manage interest rate risk, we and the joint ventures may employ interest rate swaps, caps and floors, options, forwards or a combination thereof, depending on an underlying exposure. Interest rate swaps and collars are contractual agreements between us or the joint ventures and third parties to exchange fixed and floating interest payments periodically without the exchange of the underlying principal amounts (notional amounts). In the unlikely event that a counterparty fails to meet the terms of an interest rate swap contract or collar agreement, our exposure is limited to the interest rate differential on the notional amount. We do not anticipate non-performance by any of our counterparties. Net interest differentials to be paid or received under a swap contract and/or collar agreement are included in interest expense as incurred or earned.

     Interest rate hedges that are designated as cash flow hedges hedge the future cash outflows on debt. Interest rate swaps that convert variable payments to fixed payments, interest rate caps, floors, collars and forwards are cash flow hedges. The unrealized gains/losses in the fair value of these hedges are reported on the balance sheet and included in accounts payable and other liabilities or in investment in unconsolidated joint ventures (for joint venture hedges) with a corresponding adjustment to either accumulated other comprehensive income (loss) or in earnings depending on the hedging relationship. If the hedging transaction is a cash flow hedge, then the offsetting gains/losses are reported in accumulated other comprehensive income (loss). Over time, the unrealized gains/losses held in accumulated other comprehensive loss will be recognized in earnings consistent with when the hedged items are recognized in earnings.

THE MILLS CORPORATION
(unaudited)

     In conjunction with our policy to reduce interest rate risk, we and our unconsolidated joint ventures have entered into the interest rate swaps to hedge the variability of monthly cash outflows attributable to changes in LIBOR. Under the swaps, we receive LIBOR based payments and pay a fixed rate. A summary of the terms of the derivative instruments, as of December 31, 2002, and reconciliation of the fair value and adjustments to accumulated other comprehensive loss (in thousands) are as follows:

	WHOLLY	JOINT
	OWNED	VENTURES

Hedge type	Cash Flow	Cash Flow
Description	Swap	Swap
Range of notional amounts	$37,000 - $175,000	$30,000 - $131,883
Range of interest rates	2.16% - 4.14%	1.95% - 5.35%
Effective start dates	6/7/03	1/2/03 - 6/1/03
Range of maturity dates	6/7/03 - 10/10/07	6/1/03 - 5/1/06
Total accumulated other comprehensive loss at December 31, 2001	$(82)	$(4,302)
Change in fair value for the year ended December 31, 2002	(10,363)	(10,850)

Total accumulated other comprehensive loss at December 31, 2002	$(10,445)	$(15,152)

     The Opry Mills joint venture acquired a construction loan in September 2000. In conjunction with this financing, Opry Mills entered into a collar agreement that effectively fixed LIBOR within a range from 6.275% to 7.0% on a notional amount of $170.0 million maturing in September 2002. In June 2002, the Opry Mills joint venture terminated the collar, but the debt for which the hedge was designated remained outstanding as a result of our acquisition of Gaylord’s interest in Opry Mills subsequent to the termination of the collar agreement. Our share of the cost to terminate the hedge totaling $1.3 million was deferred and amortized as interest expense through September 2002, the original maturity date of the hedge. The joint venture partner’s share of the collar termination was $0.6 million. The collar’s accumulated other comprehensive loss at December 31, 2001 was $6.0 million and was reduced to zero at September 30, 2002 as a result of the termination and the effect of the passage of time on the fair value of the collar.

     The estimated fair value of our financial instruments has been determined by us, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

THE MILLS CORPORATION
(unaudited)

     For purposes of the Securities and Exchange Commission’s market risk disclosure requirements, we have estimated the fair value of our financial instruments at December 31, 2002. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, as of December 31, 2002, future estimates of fair value and the amounts which may be paid or realized in the future may differ significantly from amounts presented below. The following table provides information about our consolidated financial instruments that are sensitive to changes in interest rates as of December 31, 2002. For consolidated debt obligations, and debt included in liabilities on real estate held for disposition, the table presents principal cash flows (in thousands) and related weighted average interest rates by expected maturity dates, including the effect of an interest rate swap currently in effect.

								Estimated
								Fair Value
	2003	2004	2005	2006	2007	Thereafter	Total	12/31/02

Fixed rate mortgages, notes and loans payable	$12,469	$13,545	$14,102	$295,917	$184,681	$612,321	$1,133,035	$1,226,276
Average interest rate	8.16%	8.18%	7.80%	7.18%	5.43%	7.40%	7.04%
Variable rate mortgages, notes and loans payable	$27,198	$6,766	$31,798	$95,045	$1,350	$3,490	$165,647	$165,647
Average interest rate	3.96%	5.21%	4.59%	5.40%	7.61%	7.61%	5.06%

Foreign Currency Risk

     We are exposed to foreign exchange risk related to our foreign joint venture investment balance that is denominated in the foreign currency of the investment and thus requires re-measurement into the US dollar. The exposure to foreign exchange risk related to translating the income and expenses of its equity investments is minimal due to the fact that most transactions occur in the functional currency of that entity and the investments are not yet operational. We currently have not hedged this foreign joint venture investment balance; accordingly, a 10% change in foreign currency exchange rates would have resulted in an approximate $14 million US dollar impact to income before minority interest for the fiscal year ended December 31, 2002.